Exhibit 99.4

October 31, 2013

Special Committee of the Board of Directors

UTStarcom Holdings Corp.

Room 303, Building H, Phoenix Place

No. A5 Shuguangxili

Chaoyang District, Beijing 100028

People’s Republic of China

Dear Sirs:

We refer to our preliminary non-binding proposal (the “Proposal”) to the board of directors of UTStarcom Holdings Corp. (the “Company”), dated March 27, 2013, to acquire the Company pursuant to the Acquisition (as defined in the Proposal). Pursuant to the terms of our consortium agreement, we have unanimously determined to withdraw our Proposal for the Company. We hereby notify the Company of such withdrawal effective as of the date of this letter.

[Signature Page follows]

Sincerely,

Shah Capital Opportunity Fund LP By: Shah Capital LLC, the General Partner

/s/ Himanshu H. Shah
Name: Himanshu H. Shah Title: Managing Member

Himanshu H. Shah

/s/ Himanshu H. Shah

Lu Charitable Remainder Trust

/s/ Hong Liang Lu
Name: Hong Liang Lu Title: Trustee

Lu Family Trust

/s/ Hong Liang Lu
Name: Hong Liang Lu
Title: Trustee

The Lu Family Limited Partnership By: Hong Liang Lu, its General Partner

/s/ Hong Liang Lu
Name: Hong Liang Lu

Hong Liang Lu

/s/ Hong Liang Lu

cc:

Colin Banfield, Citigroup Global Markets Inc.

Chuck Kim, Citigroup Global Markets Inc.

Jesse Sheley, Kirkland & Ellis

[Unicycle Termination Notice Signature Page]